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                                             ATSI COMMUNICATIONS, INC. AND SUBSIDIARIES                                   Exhibit 11
                                              COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                       For the three months ended      For the nine months ended
                                                                     ------------------------------  ------------------------------
                                                                     April 30, 2001  April 30, 2002  April 30, 2001  April 30, 2002
                                                                     --------------  --------------  --------------  --------------
COMPUTATION OF NET LOSS PER SHARE
          Net loss                                                         ($2,304)        ($2,486)       ($10,510)        ($7,255)
                                                                     ==============  ==============  ==============  ==============

WEIGHTED AVERAGE NUMBER OF SHARES OF
  COMMON STOCK OUTSTANDING                                                  74,331          91,486          69,831          84,271
                                                                     ==============  ==============  ==============  ==============

BASIC LOSS PER COMMON SHARE                                                 ($0.03)         ($0.03)         ($0.15)         ($0.09)
                                                                     ==============  ==============  ==============  ==============

COMPUTATION OF DILUTED LOSS PER SHARE
          Net loss                                                         ($2,304)        ($2,486)       ($10,510)        ($7,255)
          Dividends not incurred upon assumed conversion of
            convertible preferred stock                                        111              36             316             108
                                                                     --------------  --------------  --------------  --------------
          Net loss applicable to common stockholders
            used for computation                                           ($2,193)        ($2,450)       ($10,194)        ($7,147)
                                                                     ==============  ==============  ==============  ==============

          Weighted average number of shares of common
            stock outstanding                                               74,331          91,486          69,831          84,271

          Weighted average incremental shares outstanding
            upon assumed conversion of options and warrants                    127               6           1,125              24

          Weighted average incremental shares outstanding
            upon assumed conversion of convertible preferred stock          11,301          11,377          11,778          11,377
                                                                     --------------  --------------  --------------  --------------

WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS USED FOR
  COMPUTATION                                                               85,759         102,869          82,734          95,672
                                                                     ==============  ==============  ==============  ==============

DILUTED LOSS PER COMMON SHARE AND COMMON
                                                                     ==============  ==============  ==============  ==============
  SHARE EQUIVALENT                                                          ($0.03)         ($0.02)         ($0.12)         ($0.07)
                                                                     ==============  ==============  ==============  ==============
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(a) This calculation is submitted in accordance with Item 601 (b) (11) of
Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.